Exhibit 99.1

News Release
Sunoco LP Announces Third Quarter Financial and Operating Results

•	Maintained quarterly distribution of 82.55 cents and reported current quarter cash coverage of 1.28 times

•	Generated Net Income of $138 million, Adjusted EBITDA(1) of $199 million and Distributable Cash Flow(1), as adjusted, of $132 million

•	Decreased leverage ratio to 5.59 times at the end of the third quarter, with available liquidity of $847 million
Conference Call Scheduled for 9:30 a.m. CT (10:30 a.m. ET) on Wednesday, November 8
DALLAS, November 7, 2017 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended September 30, 2017.
Revenue totaled $2.6 billion, an increase of 17.9 percent, compared to $2.2 billion in the third quarter of 2016. The increase was the result of the average wholesale selling price of fuel being 25 cents per gallon higher than last year and additional wholesale gallons sold.
Total gross profit increased to $251 million, compared to $192 million in the third quarter of 2016, primarily as a result of higher rental and other gross profits.
Income from continuing operations was $132 million, versus $33 million in the third quarter of 2016. General and administrative expenses decreased $15 million from the third quarter of 2016 to $30 million due to decreases in costs associated with relocation, employee termination, and lower contract labor and professional fees since the company substantially completed its transition to its Dallas office during 2016. Other operating expenses decreased $1 million from the third quarter of 2016 to $49 million.
Income from discontinued operations, net of income taxes, was $6 million including a $44 million impairment charge, versus income from discontinued operations, net of income taxes, of $12 million in the third quarter of 2016.
Net income was $138 million, or $1.08 per diluted unit, versus $45 million, or $0.24 per diluted unit, in the third quarter of 2016.
Adjusted EBITDA for the quarter totaled $199 million, compared with $189 million in the third quarter of 2016. The year-over-year increase reflects increased rental and other gross profits and increased gallons sold in wholesale operations.
Distributable Cash Flow, as adjusted, was $132 million, compared to $124 million a year ago. This year-over-year increase reflects higher Adjusted EBITDA and decreased maintenance capital spend partly offset by increased cash interest expense, an income tax expense compared to a tax benefit last year and a preferred distribution in this year’s third quarter.
On a weighted-average basis, fuel margin for all gallons sold was 14.9 cents per gallon, compared to 15.6 cents per gallon in the third quarter of 2016. The 0.7 cents per gallon decrease was primarily attributable to lower margins in the retail segment.
Net income for the wholesale segment was $92 million compared to $40 million a year ago primarily due to the impact of inventory valuation adjustments. Adjusted EBITDA was $87 million, versus $81 million in the third quarter of last year. Total wholesale gallons sold were 1,388 million, compared to 1,371 million in the third quarter of 2016, an increase of 1.2 percent as a result of strength in the Southwest geography. The Partnership earned 10.0 cents per gallon on these volumes, compared to 10.0 cents per gallon a year earlier.
Net income for the retail segment was $46 million compared to a net income of $5 million a year ago. Adjusted EBITDA was $112 million, versus $108 million in the third quarter of last year. Total retail gallons sold increased by 0.8 percent to 656 million gallons primarily due to increased gallons sold across SUN’s Southwest geography. The Partnership earned 25.3 cents per gallon on these volumes, compared to 27.5 cents per gallon a year earlier.
Total merchandise sales increased by 2.1 percent from a year ago to $618 million(2), reflecting an increase in merchandise and restaurant sales across the oil producing regions. Merchandise sales contributed $198 million of gross profit(3) with a retail merchandise margin of 32.1 percent, an increase of 0.3 percentage points from the third quarter of 2016.

Same-store merchandise sales decreased by 0.1 percent and same store gallons decreased by 2.0 percent during the third quarter, reflecting weakness across the East Coast. In the Texas oil producing regions, same-store merchandise sales increased by 10.7 percent, and same-store gallons increased 8.3 percent.
As of September 30, 2017, SUN operated 1,346 convenience stores and retail fuel outlets along the East Coast, in the Southwest and in Hawaii. Third party wholesale customers and sites totaled 7,898.
SUN’s segment results and other supplementary data are provided after the financial tables below.
Distribution
On October 26, 2017 the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2017 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. The distribution will be paid on November 14 to unitholders of record on November 7.
SUN’s distribution coverage ratio for the third quarter was 1.28 times. The distribution coverage ratio on a trailing 12-month basis was 1.04 times.
Liquidity
At September 30, SUN had borrowings against its revolving line of credit of $644 million and other long-term debt of $3.6 billion. Availability on the revolving credit facility after borrowings and letters of credit commitments was $847 million. In the third quarter of 2017, SUN did not issue any common units through its at-the-market equity program. The leverage ratio of debt to Adjusted EBITDA, calculated in accordance with SUN’s credit agreements, including the revolving credit facility and Term Loan A, was 5.59 times at the end of the third quarter.

(1)
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

(2)	Includes $599 million in merchandise sales from discontinued operations.

(3)	Includes $193 million in merchandise gross profit from discontinued operations.
Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, November 8, at 9:30 a.m. CT (10:30 a.m. ET) to discuss third quarter results and recent developments. To participate, dial 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.
Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,346 convenience stores and retail fuel sites and distributes motor fuel to 7,898 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com

Jeamy Molina, Senior Manager - PR & Communications
(469) 646-1776, jeamy.molina@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2017	December 31, 2016
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$86	$99
Accounts receivable, net	451	539
Receivables from affiliates	140	3
Inventories, net	359	385
Other current assets	79	72
Assets held for sale	4,147	291
Total current assets	5,262	1,389
Property and equipment, net	1,191	1,188
Other assets:
Goodwill	1,031	1,050
Intangible assets, net	777	752
Other noncurrent assets	46	64
Assets held for sale	—	4,258
Total assets	$8,307	$8,701
Liabilities and equity
Current liabilities:
Accounts payable	$583	$616
Accounts payable to affiliates	195	109
Advances from affiliates	85	87
Accrued expenses and other current liabilities	359	372
Current maturities of long-term debt	6	5
Liabilities associated with assets held for sale	81	—
Total current liabilities	1,309	1,189
Revolving line of credit	644	1,000
Long-term debt, net	3,538	3,509
Deferred tax liability	582	643
Other noncurrent liabilities	99	96
Liabilities associated with assets held for sale	—	68
Total liabilities	6,172	6,505
Commitments and contingencies (Note 13)
Equity:
Limited partners:
Series A Preferred unitholder - affiliated (12,000,000 units issued and outstanding as of September 30, 2017 and no units issued and outstanding as of December 31, 2016)	300	—
Common unitholders - public (53,724,405 units issued and outstanding as of September 30, 2017 and 52,430,220 units issued and outstanding as of December 31, 2016)	1,323	1,467
Common unitholders - affiliated (45,750,826 units issued and outstanding as of September 30, 2017 and December 31, 2016)	512	729
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of September 30, 2017 and December 31, 2016)	—	—
Total equity	2,135	2,196
Total liabilities and equity	$8,307	$8,701

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in millions, except unit and per unit amounts)
Revenues:
Retail motor fuel	$40	$36	$117	$102
Wholesale motor fuel sales to third parties	2,419	2,027	6,944	5,545
Wholesale motor fuel sales to affiliates	16	28	44	45
Merchandise	19	17	53	50
Rental income	22	23	66	66
Other	39	36	106	110
Total revenues	2,555	2,167	7,330	5,918
Cost of sales:
Retail motor fuel cost of sales	35	30	101	88
Wholesale motor fuel cost of sales	2,254	1,924	6,582	5,154
Merchandise cost of sales	14	13	38	36
Other	1	8	9	12
Total cost of sales	2,304	1,975	6,730	5,290
Gross profit	251	192	600	628
Operating expenses:
General and administrative	30	45	102	128
Other operating	49	50	144	135
Rent	13	12	38	36
Gain on disposal of assets	(4)	—	—	(1)
Depreciation, amortization and accretion	24	31	87	85
Total operating expenses	112	138	371	383
Operating income	139	54	229	245
Interest expense, net	51	47	162	111
Income from continuing operations before income taxes	88	7	67	134
Income tax benefit	(44)	(26)	(114)	(21)
Income from continuing operations	132	33	181	155
Income (loss) from discontinued operations, net of income taxes	6	12	(264)	24
Net income (loss) and comprehensive income (loss)	$138	$45	$(83)	$179
Net income (loss) per limited partner unit - basic:
Continuing operations - common units	$1.03	$0.11	$0.98	$0.98
Discontinued operations - common units	0.06	0.13	(2.66)	0.26
Net income (loss) - common units	$1.09	$0.24	$(1.68)	$1.24
Net income (loss) per limited partner unit - diluted:
Continuing operations - common units	$1.02	$0.11	$0.98	$0.98
Discontinued operations - common units	0.06	0.13	(2.66)	0.26
Net income (loss) - common units	$1.08	$0.24	$(1.68)	$1.24
Weighted average limited partner units outstanding:
Common units - public (basic)	53,718,817	49,588,960	53,434,216	49,588,960
Common units - public (diluted)	54,366,190	49,663,618	53,830,800	49,663,618
Common units - affiliated (basic and diluted)	45,750,826	45,750,826	45,750,826	43,131,603

Cash distribution per unit	$0.8255	$0.8255	$2.4765	$2.4683

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.
Key operating metrics set forth below are presented as of and for the three months ended September 30, 2017 and 2016 and have been derived from our historical consolidated financial statements.
The operating results for the discontinued operations are shown in the retail operations segment for the purposes of presenting the key operating metrics.
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	For the Three Months Ended September 30,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(dollars and gallons in millions, except motor fuel gross profit per gallon)
Revenues:
Retail motor fuel	$—	$40	$40	$—	$36	$36
Wholesale motor fuel sales to third parties	2,419	—	2,419	2,027	—	2,027
Wholesale motor fuel sale to affiliates	16	—	16	28	—	28
Merchandise	—	19	19	—	17	17
Rental income	19	3	22	19	4	23
Other	13	26	39	13	23	36
Total revenues	$2,467	$88	$2,555	$2,087	$80	$2,167
Gross profit:
Retail motor fuel	$—	$5	$5	$—	$6	$6
Wholesale motor fuel	181	—	181	131	—	131
Merchandise	—	5	5	—	4	4
Rental and other	32	28	60	27	24	51
Total gross profit	$213	$38	$251	$158	$34	$192
Net income (loss) and comprehensive income (loss) from continuing operations	92	40	132	40	(7)	33
Net income (loss) and comprehensive income (loss) from discontinued operations	—	6	6	—	12	12
Net income and comprehensive income	$92	$46	$138	$40	$5	$45
Adjusted EBITDA (2)	$87	$112	$199	$81	$108	$189
Distributable cash flow, as adjusted (2)			$132			$124
Operating Data:
Total motor fuel gallons sold:
Retail (3)		656	656		651	651
Wholesale	1,388		1,388	1,371		1,371
Motor fuel gross profit cents per gallon (1):
Retail (3)		25.3¢	25.3¢		27.5¢	27.5¢
Wholesale	10.0¢		10.0¢	10.0¢		10.0¢
Volume-weighted average for all gallons (3)			14.9¢			15.6¢
Retail merchandise margin (3)		32.1%			31.8%

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the three months ended September 30, 2017 and 2016:

	For the Three Months Ended September 30,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income and comprehensive income	$92	$46	$138	$40	$5	$45
Depreciation, amortization and accretion (3)	23	6	29	22	56	78
Interest expense, net (3)	34	30	64	13	41	54
Income tax expense (benefit) (3)	(1)	(13)	(14)	1	4	5
EBITDA	$148	$69	$217	$76	$106	$182
Non-cash compensation expense (3)	—	9	9	2	1	3
Loss (gain) on disposal of assets and impairment charges (3)	(4)	38	34	(1)	1	—
Unrealized loss (gain) on commodity derivatives (3)	(6)	—	(6)	6	—	6
Inventory adjustments (3)	(51)	(4)	(55)	(2)	—	(2)
Adjusted EBITDA	$87	$112	$199	$81	$108	$189
Cash interest expense (3)			59			51
Current income tax expense (benefit) (3)			5			(15)
Maintenance capital expenditures (3)			10			30
Distributable cash flow			$125			$123
Transaction-related expenses (3)			14			1
Series A Preferred distribution			(7)			—
Distributable cash flow, as adjusted			$132			$124
_______________________________
(1)Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt that is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.
We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
(3)    Includes amounts from discontinued operations.

Capital Spending
SUN's gross capital expenditures for the third quarter were $41 million, which included $31 million for growth capital and $10 million for maintenance capital.
Excluding acquisitions, SUN expects to spend approximately $150 million on growth capital and approximately $70 million on maintenance capital for the full year 2017.
Growth capital spending includes the rebuilding of locations SUN is operating on the Indiana Toll Road.